Exhibit 10.1
JOINT EXPLORATION AGREEMENT
BURR”C” PROJECT
MAVERICK COUNTY, TEXAS

This Joint Exploration Agreement, hereinafter referred to as (“the Agreement”), is made and effective December 30, 2008, by and between TXCO ENERGY CORP., whose address is 777 Sonterra Blvd., Suite 350, San Antonio, Texas  78258, hereinafter called “TXCO” and MILLENIUM E&P RESOURCE FUND I, LLC whose address is 250 Sterling Avenue, Winter Park , Florida  32789 hereinafter called “Millenium”.
WITNESSETH:

WHEREAS, TXCO is the owner of that certain oil and gas lease dated January 15, 2003 from Theodosia Coppock, as Lessor and The Exploration Company, as Lessee, a Memorandum of Oil and Gas Lease being recorded in Book 717, Page 351, of the Official Public Records of Maverick County, Texas, covering lands in Maverick County, Texas (the “Lease”). The following described lands which are included in the Lease are hereinafter referred to as the ‘Project Area”, to wit:

a)	All of Survey 53, A-571, I.&G.N.R.R. Co. Blk. No. 4; and
b)	All of Survey 54, A-572, I.&G.N.R.R. Co. Blk. No. 4; and
c)	All of Survey 93, A-901, I.&G.N.R.R. Co. Blk. No. 4; and
d)	All of Survey 231½, A-1143, S.R. Williams original grantee

WHEREAS, Millenium desires to participate in the drilling of an “Initial Well” to be spud before January 31, 2009, with the option to participate in two (2) additional wells (Option Well), to test the Georgetown formation on the Project Area and earn an assignment(s) of certain leasehold rights in and to the Lease.

NOW THEREFORE, for Ten and No/100 dollars ($10.00) and other good and valuable consideration including but not limited to the premises and the mutual covenants herein contained, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

TERMS OF THE AGREEMENT

1.           Consideration.         On or before December 31, 2008, Millenium will pay to TXCO Energy Corp in immediately available funds, by wire transfer to the account designated by TXCO, the sum of $825,000.00 (“Initial Funds”) being comprised of a prospect fee of $75,000.00 and the estimated cost of $750,000.00 to drill and complete the Initial Well to the point of first sales.

2.           Joint Operating Agreement.         TXCO and Millenium shall enter into a Joint Operating Agreement in the form attached hereto as Exhibit “A”, designating TXCO Resources Inc. as Operator.  Said operating agreement will separately cover all operations on each proration area around the earning well.  To the extent, if any, the terms of the Joint Operating Agreement differ from the terms of this Agreement, this Agreement shall control.

3.           Option Wells.
(a) Within 30 days following the completion of the Initial Well, TXCO shall select a drillsite location within the Project Area for the drilling of the First Option Well and issue an Authority for Expenditure (“AFE”) to Millenium for the estimated cost of the drilling and completing the First Option Well. Should Millenium elect to participate in the First Option Well such election shall be confirmed by the payment to TXCO, in advance, of One Hundred Percent (100%) of the estimated cost to drill and complete the First Option Well (“Election Payment”). The Election Payment shall be due to TXCO within fifteen (15) days of Millenium’s receipt of the proposal and AFE for the First Option Well.

(b) Should Millenium have elected to participate in the First Option Well and completed payment of all costs to drill and complete such well to the point of first sales, then Millenium shall have the option to participate in the Second Option Well at a location selected by TXCO, with the presentation to and election by, Millenium in the same manner as the First Option Well.

4.           Assignment.         Upon the participation by Millenium in the Initial Well (or Option well as provided in Paragraph 3.) (or substitute well or wells, as provided for in Paragraph 5), and Millenium’s payment of 100% of the cost to drill and complete the respective well to the point of first sales, TXCO agrees to execute and deliver to Millenium, an Assignment in the form attached hereto as Exhibit “B”, covering an undivided Fifty percent (50.00%) of the leasehold estate and working interest in and to the Lease limited to the acreage assigned to each well for proration purposes, including such additional acreage as is allowed by Rule 86 of the Railroad Commission of Texas for horizontal wells “Earned Acreage”, and further limited to the depths from the surface to the base of the Georgetown Formation.  The assignment shall be subject to the terms of this agreement, the lessor’s royalty and overriding royalties or other burdens on The Lease of record on the date of this Agreement which total twenty-six percent (26%).

5.           Substitute Well.         If before the total depth is reached in the Initial Well or Option Well, the Operator encounters any condition, including, but not limited to, loss or partial loss of circulation, water flow, domal formation, abnormal pressures, heaving shale or other similar conditions or impenetrable substances or mechanical difficulties which preclude further drilling using normal procedures, the Operator shall have the right, but not the obligation, to commence, or cause to be commenced, operations for the drilling of a substitute well, hereinafter referred to as  “Substitute Well”,   within 60 days after drilling has ceased, at a location selected by TXCO in the Project Area, and the drilling of such Substitute Well or Wells shall be deemed to be a continuation of the drilling operations on such Well.  The drilling of further substitute wells, if necessary, shall be a continuing option under the terms of this Agreement.

6.           Reserved Depths and Acreage.        Millenium recognizes and acknowledges that TXCO reserves all depths below the Georgetown Formation in and to the Lease and Project Area  (and any lands not included in the Earned Acreage) from the terms of this agreement, together with the right to drill, explore, develop and produce oil, gas and other minerals from the reserved depths.   The term “Georgetown Formation” being defined as that certain correlative interval between the depths of 2,300 feet and 2,977 feet as seen on the electric log of the TXCO Burr “C” #1-53 well (API No. 42-323-32749), located in Maverick County, Texas.

7.           Partnership Status.       This Agreement shall not constitute any mining partnership, commercial partnership, or other partnership or relation or joint venture, and the liabilities of each of the parties hereto shall be several and not joint.

8.           Controlling State Law.         This Agreement is entered into in the State of Texas, and all matters relating to the validity, construction, interpretation, and performance hereunder shall be determined in accordance with the laws of the State of Texas.  It is further understood and agreed between the Parties hereto that all sums due and payable to TXCO hereunder, are due and payable to TXCO at TXCO’s office in San Antonio, Bexar County, Texas.
9.           Further Assurance.        Millenium and TXCO shall execute and deliver any and all such other and additional instruments and to any and all further actions as may be reasonably necessary to fully and effectively carry out the purposes of this Agreement.

10.           Headings for Convenience.       The paragraph headings used in this Agreement are inserted for convenience only, and shall be disregarded in construing this Agreement.

11.           Warranties.       TXCO makes no warranty, either expressed or implied with respect to its ownership of the leasehold mineral estates or net revenue interests contributed hereto, except to claims made by, through and under TXCO, but not otherwise.

12.           Time.        The parties hereto stipulate and agree that time is of the essence of the performance of all terms, duties, obligations and provisions of this Agreement.

13.           Binding Effect.        The terms and provisions of this Agreement shall be covenants running with the land affected hereby and shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, devisees, personal representatives, successors, and assigns.

14.           Entire Agreement.         The foregoing sets forth the entire agreement between the parties hereto, and there are no verbal or oral agreements between the parties, in connection with the Assigned Premises, not set out herein in writing.  All written or oral agreements or representations of either party which were made prior to the date this Agreement is executed by both parties are hereby superseded and replaced by this Agreement.

15.           Execution.        Millenium shall indicate Millenium’s approval and acceptance of the terms and conditions herein set forth by signing this Agreement in the space provided below, and returning one (1) fully executed original of this Agreement to TXCO at its San Antonio offices, at which time, subject to the receipt by TXCO of the Initial Funds, this Agreement shall become effective and binding upon the parties hereto.  Facsimile signatures to this Agreement shall be deemed to have the same binding effect as original signatures.

IN WITNESS WHEREOF, the Agreement is executed effective this 30th day of December 2008.

TXCO RESOURCES, INC.
TXCO ENERGY CORP.

By:           /s/ Gary S. Grinsfelder
Gary S. Grinsfelder, President

MILLENIUM E & P RESOURCES FUND I, LLC

By:           /s/ Dennis Pick
Dennis Pick, CFO